Exhibit 10.12

AWARD CERTIFICATE

for

{Employee Name}

PERFORMANCE CASH UNIT AWARD

(2011-2013 Award Period)

Award Date:          {award date}

Performance Period:  January 1, 2011 through December 31, 2013

Award Value (at Target):  ${employee amount}

Performance Matrix:

Payout Percentage	Average Annual Adjusted EPS Growth Rate (50% weighting)	Average Annual Adjusted Return on Equity (50% weighting)
0%
50%
100%
150%
200%

TSR Adjustment Matrix:

Potential TSR Adjustment	Relative TSR Performance 2011 - 2013 *
+25 percentage points adjustment to payout percentage	75th Percentile or higher
No adjustment	Median
-25 percentage points adjustment to payout percentage	25th Percentile or lower

* As compared to the TSR for S&P Financials over the Performance Period of 2011-2013. The percentage point adjustment will be interpolated for percentiles between the 25th and 75th percentile.

This Performance Cash Unit (“PCU”) Award is subject to the terms and conditions set forth in this Award Certificate, the Ameriprise Financial 2005 Incentive Compensation Plan (the “Plan”), the Ameriprise Financial Long-Term Incentive Award Program Guide (the “Guide”), including the Detrimental Conduct Provisions attached thereto, and the Ameriprise Financial PCU Supplement (the “Supplement”). Copies of the Plan, the Guide and the Supplement are available on Inside. This PCU Award provides for a cash payment to you on or about March 31, 2014 of 0% to 200% of the Award Value (at Target) set forth above, depending on the performance of the Company and the application of the Performance Matrix and TSR Adjustment Matrix above. The maximum that the TSR Adjustment Matrix can add to or subtract from the results of the Performance Matrix is 25 percentage points, and the PCU Payout cannot exceed the maximum of 200% of the Award Value (at Target) set forth above. All terms and provisions of the Plan, the Guide and the Supplement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan, the Guide or the Supplement, then the terms of the Plan, the Guide or the Supplement, as applicable, shall govern. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Plan, the Guide or the Supplement.

This PCU Award may not be assigned, sold, pledged, hypothecated, transferred or otherwise disposed of in any manner other than as provided in this Award Certificate, the Plan, the Guide or the Supplement, and subject to any rules adopted by the Company from time to time.

Except as otherwise provided in the Plan, the Guide or the Supplement, this PCU Award is conditioned on your continuous employment with the Company through the date of payment. The granting of this PCU Award, or any prior or future award, is neither a contract nor a guarantee of continued employment; the continuation of your employment is and always will be at the discretion of the Company. The granting of this PCU Award is a one-time discretionary act and it does not impose any obligation on the Company to offer future awards of any amount or nature. The continuation of the Plan and the grant of future awards is a voluntary act completely within the discretion of the Company, and the Plan is subject to termination at any time.